Exhibit 10.9

Common Stock

RESTRICTED STOCK UNIT

AWARD AGREEMENT

Pursuant to Article VI of the Amended and Restated Stock Incentive Plan (the “Plan”) of JELD-WEN Holding, inc. (the “Company”), on October 21, 2014 (the “Grant Date”) the Company authorized a grant to                      (the “Recipient”) of an award of restricted stock units with respect to the Company’s Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. The Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as a Participant).

1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan 1,000 restricted stock units (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and exercises of rights hereunder, shall be retained by the Company.

(a) Rights under Restricted Stock Units. A restricted stock unit (“RSU”) obligates the Company, upon vesting and in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.

(b) Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to Sections 1(c) and 2, the RSUs shall vest and be released from the forfeiture provisions on May 1, 2017 (the “Vesting Date”):

(c) Forfeiture of RSUs on Termination of Employment. If the Recipient ceases to be an employee of the Company or an Affiliate for any reason all outstanding but unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company, and the Recipient shall have no right to receive the related Common Stock.

(d) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs.

(e) No Shareholder Rights. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.

(f) Agreements. The Recipient shall not be entitled to receive Shares of Common Stock under the RSUs and no Shares of Common Stock shall be issued pursuant to the RSUs unless the Recipient becomes a signatory to the Company’s Shareholders Agreement, the 2011 Shareholders Agreement and the Registration Rights Agreement by executing joinder agreements thereto whereby the Recipient shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements.

(g) Delivery Date for the Shares Underlying the Vested RSU. As soon as practicable, but in no event later than 30 days following a date on which any RSUs vest, the Company will issue to the Recipient the Common Stock underlying the then-vested RSUs, subject to Section 1(h). The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the RSUs. The Recipient acknowledges that on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Fair Market Value on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the shares otherwise issuable the number of shares having a Fair Market Value equal to the minimum withholding amount. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.

(i) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2. Prohibited Conduct; Restatements.

(a) Consequences of Prohibited Conduct. If the Company determines that the Recipient has engaged in any Prohibited Conduct (as defined in Section 2(b)), then:

(i) The Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying shares; and

(ii) If the Payment Date for any RSUs has occurred, and the Company’s determination as Prohibited Conduct occurs on or before the first anniversary of the Vesting Date for those RSUs, the Recipient shall repay and transfer to the Company (A) the number of shares of Common Stock issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”), plus (B) the amount of cash equal to the withholding taxes paid by withholding shares from the Recipient on that Payment Date. If any Forfeited Shares have been sold by the Recipient prior to the Company’s demand for repayment, the Recipient shall repay to the Company (A) 100% of the proceeds of such sale or sales, plus (B) the amount of cash equal to the withholding taxes paid by withholding shares from the Recipient on that Payment Date. The Company may, in its sole discretion, reduce the amount to be repaid by the Recipient to take into account the tax consequences of such repayment for the Recipient.

(b) Prohibited Conduct. Each of the following constitutes “Prohibited Conduct”:

(i) During the Recipient’s employment with the Company or at any time after the Recipient’s employment with the Company terminates for any reason, the Recipient, in violation of any Company policies or agreements with the Company, discloses or misuses any of the Company’s trade secrets or other confidential information regarding the Company, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing information, supplier information, the Company’s policies and procedures and other financial data of the Company.

(ii) During the Recipient’s employment with the Company or at any time during the period of two years following termination for any reason of the Recipient’s employment with the Company, the Recipient:

(A) directly or indirectly competes with the Company, accepts employment with any entity that directly or indirectly competes with the Company or otherwise approaches, solicits or accepts business from any customer, supplier or vendor of the Company in direct or indirect competition with the Company;

(B) approaches, counsels or attempts to induce any person who is then in the employ of the Company to leave his or her employ; or employs or attempts to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company; or

(C) aids, assists or counsels any other person, firm or corporation to do any of the above.

(iii) During the Recipient’s employment with the Company or at any time during the period of two years following termination for any reason of the Recipient’s employment with the Company, the Recipient (A) engages in any conduct related to the Recipient’s employment by the Company for which either criminal or civil penalties against the Recipient may be sought or (B) engages in any act of embezzlement, fraud or dishonesty involving the Company.

(c) Restatement of Financial Statements. In addition to the other provisions in this Section 2, this Agreement, the RSUs and any shares issued under the RSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the RSUs and recoupment of any shares issued under the RSUs or of any gain received by the Recipient in connection with the sale of shares received under the RSUs in the event of any restatement of the Company’s financial statements.

(d) Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 2, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.

(e) Company and its Affiliates. All references in this Section 2 to the Company shall include the Company or any of its Affiliates.

3. Purchase for Investment. The Recipient warrants to the Company that (a) the Recipient understands that the shares of Common Stock underlying the RSUs have not been registered under the Securities Act of 1933 or certain state securities laws in reliance on exemptions thereunder and (b) the Recipient is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any such shares. The Recipient agrees to be bound by the provisions of the following legends (or similar legends) which shall be endorsed upon the certificate(s) evidencing such shares, in addition to any other legends applicable to such shares pursuant to this Agreement, the Plan or otherwise:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD (WITHIN THE MEANING OF SUCH ACT) IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON THE VOTING OF SUCH SECURITIES CONTAINED IN THE SHAREHOLDERS AGREEMENT AND THE 2011 SHAREHOLDERS AGREEMENT, EACH DATED AS OF OCTOBER 3, 2011, INCLUDING AMENDMENTS THERETO, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. COPIES OF SUCH SHAREHOLDERS AGREEMENTS WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

Without limiting the generality of the foregoing, the Recipient acknowledges that the Company may delay issuance of shares until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

4. Restrictions on Transfer following Initial Public Offering. If the Company effects an IPO (as defined in the Registration Rights Agreement), then during the two-year period following the IPO, no Recipient may sell or otherwise transfer for value Shares issued under the Plan (or Shares issued upon conversion of Shares issued under the Plan) in an amount that exceeds on a cumulative basis, from and including the IPO, (x) the greater of one-third or the Onex Percentage of such Recipient’s Total Plan Shares, for sales or other transfers for value made during the first such year, and (y) the greater of two-thirds or the Onex Percentage of such Participant’s Total Plan Shares, for sales or other transfers for value made during the second of such years. As used in the preceding sentence, “Onex Percentage” means the percentage of the total number of shares of Common Stock held by Onex Partners III LP and its affiliates at the time of the IPO (including shares of Common Stock issuable upon conversion of shares of Preferred Stock so held at the time of the IPO) sold by Onex Partners III LP and its affiliates from and including the time of the IPO through the date on which the determination is being made, and “Total Plan Shares” means the sum of the number of Shares of Common Stock issued to the Recipient under the Plan (on an as-converted basis) and the total number of Shares of Common Stock issuable under Awards granted to the Recipient under the Plan (on an as-converted basis), in each case determined as of the date of the IPO. Nothing in the second preceding sentence shall (i) apply to a sale or other transfer for value made as a result of the exercise by Onex Partners III LP of its rights under Section 1 of the Shareholders Agreement or (ii) authorize the Recipient to make any sale or other transfer for value that would be prohibited by the Shareholders Agreement or any other agreement to which such Recipient is a party.

5. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or fax, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o JELD-WEN Holding, inc.
440 South Church Street, Suite 400
Charlotte, NC 28202
Attention: Vice President - Compensation & Benefits
Fax No.: (541) 851-4639
Email: lisab@jeld-wen.com

with copies to:	Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211
Email: Joel.Greenberg@Kayescholer.com

To the Recipient:

6. Binding Effect. This Agreement shall (subject to the provisions of Section 1(d) hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

7. Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable buy the law of that jurisdiction.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN Holding, inc.

By:
Its:

RECIPIENT: